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                                  EXHIBIT 11.1



                              IRONSTONE GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                           1995            1996
                                                       ------------     -----------
PRIMARY AND FULLY DILUTED:
Net income (loss) available to common shareholders     $    568,329     $(1,369,364)
                                                       ============     ===========
Average outstanding common and equivalent shares          1,487,870       1,487,870
                                                       ============     ===========
Net income (loss) per common and equivalent share      $       0.38     $     (0.92)
                                                       ============     ===========


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